Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated February 17, 2016 Regarding Election of Officers

      201 N. Harrison St.
Davenport, IA 52801
lee.net

Lee Enterprises elects Junck executive chairman, Mowbray as CEO

NEWS RELEASE

DAVENPORT, Iowa (February 17, 2016) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today announced that Mary E. Junck has been elected the company’s executive chairman and Kevin D. Mowbray has been elected president and chief executive officer. Mowbray also was elected to the board of directors. The transition was initially reported in December, 2015.

Junck, 68, previously was president and chief executive officer of Lee, and Mowbray, 54, served as executive vice president and chief operating officer.

Junck and Herbert W. Moloney, 64, were re-elected to the company’s board of directors. Junck has been a member of the board of since 1999. Moloney has served since 2001.

ABOUT LEE

Lee Enterprises is a premier provider of local news, information and advertising in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee markets include St. Louis, MO; Madison, WI; Billings, MT; Davenport, IA, and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit lee.net.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100